Exhibit 5





                                   June 25, 1997





Emisphere Technologies, Inc.
15 Skyline Drive
Hawthorne, New York   10532

Dear Sirs:

     Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Emisphere Technologies, Inc. (the "Company"), relating to an aggregate of 470,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), issuable upon the exercise of certain options granted and to be granted under the Company's 1991 Stock Option Plan, 1995 Non-Qualified Stock Option Plan and Stock Option Plan for Outside Directors (the "Plans").

     As counsel to the Company, I have examined such corporate records and other documents and have considered such questions of law as I have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in my opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares upon the exercise of options granted and to be granted pursuant to the Plans and that the Shares will, when issued upon exercise and in accordance with the terms and conditions of the options granted under the Plans and to be granted in accordance with the terms and conditions of the Plans, be duly authorized, validly issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                        Very truly yours,
                                        /s/ M. Warren Browne
                                        M. Warren Browne